UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

_____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 7, 2006

Curtiss-Wright Corporation

(Exact Name of Registrant as Specified in its Charter)

DE	1-134	13-0612970
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4 Becker Farm Road Roseland, NJ	07068
(Address of Principal Executive Offices)	(Zip Code)

Registrant's telephone number, including area code: (973) 597-4752

(Former name or former address, if changed from last report)

_____________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On February 7, 2006, Mr. J. McLain Stewart and Mr. David Lasky informed the Company of their decision to retire from the Board of Directors of the Company when their current terms on the Board of Directors expire at the annual meeting of the Company’s stockholders to be held on May 5, 2006.

Messrs. Stewart and Lasky both indicated that their decisions to retire are based solely on personal reasons, and not due to any disagreement with the Company or concerns relating to the Company’s operations, policies or practices.

On February 7, 2006, the Company's Board of Directors also elected Mr. Kevin McClurg, 42, to the office of Corporate Controller of Curtiss-Wright Corporation, and Mr. B. Parker Miller III, 60, to the office of Senior Vice President -- Government Relations of Curtiss-Wright Corporation.

Prior to his appointment to Corporate Controller, Mr. McClurg had briefly left the organization for personal reasons and returned in September 2005. He served as Corporate Controller of the Corporation from September 2002 to August 2005 and had also served as Assistant Controller of Curtiss-Wright from February 2002 to September 2002.

Prior to joining Curtiss-Wright in 2002, Mr. McClurg was Director of Accounting for Toys-R-Us, and also held the positions of Director of International Financial Reporting & Coordination for Random House, Inc., and Manager of Financial Analysis for BMG Marketing, both divisions of Bertelsmann, AG. Mr. McClurg holds a Bachelor of Science degree from Rutgers University.

Mr. Miller began his career as an Infantry Officer and Aviator in the Marine Corps, serving as Company Commander, Budget and Legislative Officer, Group Operations Officer, Squadron Commanding Officer and finally, Director of the Navy Legislative Affairs Program Office. He then spent twelve years with Northrop Grumman, providing leadership in both Capitol Hill and Pentagon business as well as strategic development.

Mr. Miller holds a Masters Degree in International Relations from Auburn University and a Bachelors Degree in Education and History from North Georgia College. He also graduated from Naval Aviator Flight Training, Amphibious Warfare School and Air Force Command and Staff.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curtiss-Wright Corporation (Registrant)

Date: February 10, 2006	By:	/s/ Glenn E. Tynan
Vice President Finance and CFO